UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

ENERGY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	20-2749916
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2824 Copper Wind Lane, Unit 5 Las Vegas, Nevada	89183
(address of principal executive offices)	(Zip Code)

(951) 519-6940

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.0001 par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1. Business.

Energy Holdings, Inc. (the “Company” or “we”) was Incorporated on February 9, 2005 in the state of Nevada as Hemis Corporation. On September 1, 2015, the Company filed a Certificate of Amendment with the Nevada Secretary of State ( the "Nevada SOS") whereby it amended its Articles of Incorporation to change the name of the Company to Modern Cinema Group, Inc. On November 11, 2021, the Company filed a Certificate of Amendment with the Nevada SOS whereby it amended its Articles of Incorporation to change the name of the Company to Energy Holdings, Inc.

Prior to 2020, the Company was dormant with no operations. In 2020, a shareholder sued in the state of Nevada which resulted in the Company having a custodian approved by the courts to get the Company reinstated which occurred on April 12, 2021. After the Company was reinstated, the Company went through a recapitalization in August 2021 for the purpose of developing or finding a merger or acquisition candidate.

We plan to be a provider of photovoltaic (PV) solar and energy storage solutions (ESS). We intend to provide EV Charging Stations for residential and commercial applications as well as for the solar farm and micro-grid segment. This provides clean power plant solutions which convert sunlight into electricity in multiple US markets and US territories. We intend to offer services related to sustainable clean energy products that include design, project development, sales and lease, engineering, procurement, manufacture, assembly and construction services, energy system incentives and operations and maintenance services. Customers include utilities, independent power producers, commercial and industrial companies, and other system owners.

The Company intends to produce and sell solar products for Business-to-business, and for Business-to-customer applications.

The company will not require raw materials, as it will buy all of the necessary parts and supplies from existing entities that manufacture and fabricate the parts necessary for the Company’s business.

The business is somewhat seasonal in that customers will tend to plan for and acquire the company’s products in warmer weather and any installations will be impeded by adverse weather, whether because of low temperatures or rainy or snowy days.

We do not, today, have any major customers that we rely upon.

In the preceding two-year period we have not spent any company money on research and development of our products. We have investigated and analyzed various suppliers of the components of our products and are relying upon their research and development activities to improve the products that we are acquiring from them.

There are numerous government restrictions on solar energy products and on resultant storage products for any power produced and not immediately consumed. However, the great bulk of the restrictions impact our suppliers, not us. If we provide a turn-key solution, then we will conform to the regulatory structure of the location on which we construct the project. These regulations are more in the arena of building codes, not restrictions on specific products.

Our competition, as of the first quarter of 2023, is primarily Sunpower and TESLA. We have been approved as a developer with the California Utility Power Commission’s Self-Generation Incentive Program (SGIP) for Southern California Edison, San Diego Gas & Electric, LADWP (Los Angeles Department of Power) and Pacific Gas & Electric. We are an authorized installer/vender for the following solar renewables companies: SolarEdge, Enphase, Sma America, Solark, Lg Chem, Ced Greentech, Ecodirect and Fortune Energy.

The company does not have any exclusive rights to any intellectual property and, in general, would be only a licensee of any specific intellectual property contained within any of the products that we acquire and combine to complete a project.

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Item 1A. Risk Factors.

Risks Related to our Operations

Existing electric utility industry regulations, and changes to regulations, may present technical, regulatory and economic barriers to the purchase and use of solar energy systems that may significantly reduce demand for our solar energy systems or adversely impact the economics of existing energy contracts.

Federal, state and local government regulations and policies concerning the electric utility industry, utility rate structures, interconnection procedures, internal policies and regulations promulgated by electric utilities, heavily influence the market for electricity generation products and services. These regulations and policies often relate to electricity pricing and the interconnection of customer-owned electricity generation. In the United States, governments and utilities continuously modify these regulations and policies. These regulations and policies could deter potential customers from purchasing renewable energy, including solar energy systems. This could result in a significant reduction in demand for solar energy systems. For example, utilities commonly charge fees to large, industrial customers for disconnecting from the electric grid or for having the capacity to use power from the electric grid for back-up purposes. These fees could increase our customers’ cost to use our systems and make our product offerings less desirable, thereby harming our business, prospects, financial condition and results of operations. In addition, depending on the region, electricity generated by solar energy systems competes most effectively with higher priced peak-hour electricity from the electric grid, rather than the lower average price of electricity. Modifications to the utilities’ peak-hour pricing policies or other electricity rate designs, such as a lower volumetric rate, would require us to lower the price of our solar energy systems to compete with the price of electricity from the electric grid.

Future changes to government or internal utility regulations and policies could also reduce our competitiveness, cause a significant reduction in demand for our products and services.

Regulatory limitations associated with technical considerations may significantly limit our ability to sell electricity from our solar energy systems in certain states.

Regulatory limits associated with technical considerations may curb our growth in certain key states. For example, the Federal Energy Regulatory Commission has promulgated small generator interconnection procedures that recommend limiting customer-sited intermittent generation resources, such as our solar energy systems, to a certain percentage of peak load on a given electrical feeder circuit. Similar limits have been adopted by various states and could constrain our ability to market to customers in certain geographic areas where the concentration of solar installations exceeds the limit. For example, Hawaiian electric utilities have adopted certain policies that limit distributed electricity generation in certain geographic areas. While these limits have constrained our growth in certain parts of Hawaii, policy developments in Hawaii generally have allowed distributed electricity generation penetration despite the electric utility-imposed limitations. Furthermore, in certain areas, we benefit from policies that allow for expedited or simplified procedures related to connecting solar energy systems to the power grid. If such procedures are changed or cease to be available, our ability to sell the electricity generated by solar energy systems we install may be adversely impacted. As adoption of solar distributed generation increases, along with the operation of large-scale solar generation in key markets such as California, the amount of solar energy being fed into the power grid may surpass the amount planned for relative to the amount of aggregate demand. Some utilities claim that within several years, solar generation resources may reach a level capable of causing an over-generation situation that could require some solar generation resources to be curtailed to maintain operation of the grid. The adverse effects of such curtailment without compensation could adversely impact our business, results of operations and future growth.

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Our business may depend on the availability of rebates, tax credits and other financial incentives. The expiration, elimination or reduction of these rebates, credits and incentives may adversely impact our business.

U.S. federal, state and local government bodies provide incentives to end users, distributors, system integrators and manufacturers of solar energy systems to promote solar electricity in the form of rebates, tax credits and other financial incentives such as system performance payments, payments for renewable energy credits associated with renewable energy generation and the exclusion of solar energy systems from property tax assessments. We rely on these governmental rebates, tax credits and other financial incentives to lower our cost of capital and to encourage fund investors to invest in our funds. These incentives enable us to lower the price we charge customers for energy and for our solar energy systems. However, these incentives may expire on a particular date, end when the allocated funding is exhausted or be reduced or terminated as solar energy adoption rates increase. These reductions or terminations often occur without warning.

Reductions in, eliminations of, or expirations of, governmental incentives could adversely impact our results of operations and ability to compete in our industry by increasing our cost of capital, causing us to increase the prices of our energy and solar energy systems and reducing the size of our addressable market. In addition, this would adversely impact our ability to attract investment partners and to form new financing funds and our ability to offer attractive financing to prospective customers.

The solar industry has benefited from the declining cost of solar panels and other system components, and our business and financial results may be harmed as a result of increases in costs or tariffs imposed by the U.S. government on imported solar panels and other system components.

The declining cost of solar panels and the raw materials necessary to manufacture them has been a key driver in the pricing of solar energy systems and customer adoption of this form of renewable energy. In the event of a significant increase of solar panel and raw materials prices, our ability to compete and our financial results could suffer. Further, the cost of solar panels and raw materials could potentially increase in the future due to a variety of factors which we cannot control, including the imposition of duties, subsidies and/or safeguards or other trade-related costs or penalties or shortages of essential components. Currently, global production of solar panels is at a point of oversupply, and prices are continuing to decline.

The U.S. government imposes antidumping and countervailing duties on solar cells manufactured in China and/or Taiwan. Based on determinations by the U.S. government, the antidumping and countervailing duty rates range from approximately 33%-255%. Such antidumping and countervailing duties are subject to annual review and may be increased or decreased.

In addition, the U.S. government imposed additional tariffs on solar modules manufactured in China (with solar cells manufactured in other countries) and solar cells manufactured in Taiwan. In early January 2015, the U.S. government announced its affirmative final determinations in both the countervailing duty and antidumping cases against China and in the antidumping case against Taiwan.

Since these tariffs are reflected in the purchase price of the solar panels and cells, these tariffs are a cost associated with purchasing these solar products. In the past, we purchased a significant number of the solar panels used in our solar energy systems from manufacturers that were based in China. We continue to be affected by these tariffs/duties and any changes to them as many of the solar panels we currently purchase contain components, including solar cells, from China and Taiwan.

If additional tariffs are imposed or other negotiated outcomes occur, our ability to purchase these products on competitive terms or to access specialized technologies from countries like China and Taiwan could be limited. Further, foreign suppliers in other countries could also be the subject of these or future trade cases. Any of these events could harm our financial results by requiring us to account for the cost of trade penalties or to purchase and integrate solar panels or other system components from alternative and potentially higher-priced sources.

A material drop in the retail price of utility-generated electricity or electricity from other sources would harm our business, financial condition and results of operations.

We believe that a customer’s decision to buy renewable energy from us is primarily driven by their desire to pay less for electricity. The customer’s decision may also be affected by the cost of other renewable energy sources. Decreases in the retail prices of electricity from the utilities or other renewable energy sources would harm our ability to offer competitive pricing and could harm our business. The price of electricity from utilities could decrease as a result of:

•	the construction of a significant number of new power generation plants, including nuclear, coal, natural gas or renewable energy technologies;

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•	the construction of additional electric transmission and distribution lines;

•	a reduction in the price of natural gas, including as a result of new drilling techniques or a relaxation of associated regulatory standards;

•	the development of energy conservation technologies and public initiatives to reduce electricity consumption; and

•	the development of new renewable energy technologies that provide less expensive energy.

            A reduction in utility electricity prices would make the purchase of our solar energy systems or the purchase of energy under our lease and power purchase agreements less economically attractive. In addition, a shift in the timing of peak rates for utility-generated electricity to a time of day when solar energy generation is less efficient could make our solar energy system offerings less competitive and reduce demand for our products and services. If the retail price of energy available from utilities were to decrease for any reason, we would be at a competitive disadvantage. As a result of these or similar events impacting the economics of our customer agreements, we may be unable to attract new customers and we may experience an increased rate of defaults under our existing customer agreements.

A material drop in the retail price of utility-generated electricity would particularly adversely impact our ability to attract commercial customers.

Commercial customers comprise a significant and growing portion of our business, and the commercial market for energy is particularly sensitive to price changes. Typically, commercial customers pay less for energy from utilities than residential customers. Because the price we are able to charge commercial customers is only slightly lower than their current retail rate, any decline in the retail rate of energy for commercial entities could have a significant impact on our ability to attract commercial customers. We may be unable to offer solar energy systems in commercial markets that produce electricity at rates that are competitive with the unsubsidized price of retail electricity. If this were to occur, our business would be harmed because we would be at a competitive disadvantage compared to other energy providers and may be unable to attract new commercial customers.

We may not realize the anticipated benefits of future acquisitions, and integration of these acquisitions may disrupt our business.

In the future, we may acquire established companies, project pipelines, products or technologies, or enter into joint ventures or other strategic initiatives. Our ability as an organization to integrate acquisitions is unproven. We may not realize the anticipated benefits of our acquisitions or any other future acquisition or the acquisition may be viewed negatively by customers, financial markets or investors.

Any acquisition has numerous risks, including the following:

•	difficulty in assimilating the operations and personnel of the acquired company;

•	difficulty in effectively integrating the acquired technologies or products with our current products and technologies;

•	difficulty in maintaining controls, procedures and policies during the transition and integration;

•	disruption of our ongoing business and distraction of our management and employees from other opportunities and challenges due to integration issues;

•	difficulty integrating the acquired company’s accounting, management information and other administrative systems;

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•	inability to retain key technical and managerial personnel of the acquired business;

•	inability to retain key customers, vendors, and other business partners of the acquired business;

•	inability to achieve the financial and strategic goals for the acquired and combined businesses;

•	incurring acquisition-related costs or amortization costs for acquired intangible assets that could impact our operating results;

•	failure of due diligence processes to identify significant issues with product quality, legal and financial liabilities, among other things;

•	inability to assert that internal controls over financial reporting are effective; and

•	inability to obtain, or obtain in a timely manner, approvals from governmental authorities, which could delay or prevent such acquisitions.

We face competition from both traditional energy companies and renewable energy companies.

The solar energy and renewable energy industries are both highly competitive and continually evolving as participants strive to distinguish themselves within their markets and compete with large utilities. We believe that our primary competitors are the traditional utilities that supply energy to our potential customers. We compete with these utilities primarily based on price, predictability of price and the ease by which customers can switch to electricity generated by our solar energy systems. If we cannot offer compelling value to our customers based on these factors, then our business will not grow. Utilities generally have substantially greater financial, technical, operational and other resources than we do. As a result of their greater size, these competitors may be able to devote more resources to the research, development, promotion and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than we can. Utilities could also offer other value-added products and services that could help them compete with us even if the cost of electricity they offer is higher than ours. In addition, a majority of utilities’ sources of electricity is non-solar, which may allow utilities to sell electricity more cheaply than electricity generated by our solar energy systems.

We also compete with solar companies in the downstream value chain of solar energy. For example, we face competition from purely finance driven organizations which then subcontract out the installation of solar energy systems, from installation businesses that seek financing from external parties, from large construction companies and utilities and increasingly from sophisticated electrical and roofing companies. Some of these competitors specialize in either the residential or commercial solar energy markets, and some may provide energy at lower costs than we do. Many of our competitors also have significant brand name recognition and have extensive knowledge of our target markets. Competitors have increasingly begun vertically integrating their operations to offer comprehensive products and services offerings similar to ours, and, recently, we have seen increased consolidation of competitors in our primary markets.

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We depend on a limited number of suppliers of solar panels and other system components to adequately meet anticipated demand for our solar energy systems. Any shortage, delay or component price change from these suppliers could result in sales and installation delays, cancellations and loss of our ability to effectively compete.

We purchase solar panels, inverters and other system components from a limited number of suppliers, which makes us susceptible to quality issues, shortages and price changes. If we fail to develop, maintain and expand our relationships with suppliers, we may be unable to adequately meet anticipated demand for our solar energy systems or we may only be able to offer our systems at higher costs or after delays. If one or more of the suppliers that we rely upon to meet anticipated demand ceases or reduces production, we may be unable to satisfy this demand due to an inability to quickly identify alternate suppliers or to qualify alternative products on commercially reasonable terms.

In addition, production of solar panels involves the use of numerous raw materials and components. Several of these have experienced periods of limited availability, particularly polysilicon, as well as indium, cadmium telluride, aluminum and copper. The manufacturing infrastructure for some of these raw materials and components has a long lead time, requires significant capital investment and relies on the continued availability of key commodity materials, potentially resulting in an inability to meet demand for these components. The prices for these raw materials and components fluctuate depending on global market conditions and demand and we may experience rapid increases in costs or sustained periods of limited supplies.

We anticipate that we will need to purchase supplies globally in order to be competitive. Despite our efforts to obtain raw materials and components from multiple sources whenever possible, many of our suppliers may be single-source suppliers of certain components. If we are not able to maintain long-term supply agreements or identify and qualify multiple sources for raw materials and components, our access to supplies at satisfactory prices, volumes and quality levels may be harmed. We may also experience delivery delays of raw materials and components from suppliers in various global locations. In addition, we may be unable to establish alternate supply relationships or obtain or engineer replacement components in the short term, or at all, at favorable prices or costs. Qualifying alternate suppliers or developing our own replacements for certain components may be time-consuming and costly and may force us to make modifications to our product designs.

Our need to purchase supplies globally in order to be competitive and expansion further subjects us to risks relating to currency fluctuations. Any decline in the exchange rate of the U.S. dollar compared to the functional currency of our component suppliers could increase our component prices. In addition, the state of the financial markets could limit our suppliers’ ability to raise capital if they are required to expand their production to meet our needs or satisfy their operating capital requirements. Changes in economic and business conditions, wars, governmental changes and other factors beyond our control or which we do not presently anticipate, could also affect our suppliers’ solvency and ability to deliver components to us on a timely basis. Any of these shortages, delays or price changes could limit our growth, cause cancellations or adversely affect our profitability and ability to effectively complete in the markets in which we operate.

B. RISKS RELATED TO OUR COMPANY

WE MAY NEED ADDITIONAL FUNDING TO EXECUTE OUR BUSINESS PLAN AND FUND OPERATIONS, WHICH ADDITIONAL FUNDING MAY NOT BE AVAILABLE ON REASONABLE TERMS OR AT ALL. As of December 31, 2022, we had not yet opened a checking account and had a working capital deficit of $152,965. At this time, we have no committed funding. There can be no assurance that we will not require significant additional capital within 12 months. Also, we expect that we may require additional capital beyond the next 12 months unless we are able to achieve and maintain, or acquire, a profitable operation. In the event we require additional capital we will endeavor to raise additional funds through various financing sources, including the sale of our equity and debt securities and the procurement of commercial debt financing. However, there can be no guarantees that such funds will be available on commercially reasonable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to expand or continue our business as desired and operating results may be adversely affected. Any debt financing will increase expenses and must be repaid regardless of operating results and may involve restrictions limiting our operating flexibility. If we issue equity securities to raise additional funds, the percentage ownership of our existing stockholders will be reduced, and our stockholders may experience additional dilution in net book value per share.

Our ability to obtain needed financing may be impaired by such factors as the capital markets, both generally and specifically in our industry, and the fact that we are not yet profitable, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, we may be required to reduce or even cease operations.

WE MAY BE NEGATIVELY AFFECTED BY ADVERSE GENERAL ECONOMIC CONDITIONS

Current conditions in domestic and global economies are extremely uncertain. Adverse changes may occur as a result of softening global economies, wavering consumer confidence caused by the threat of terrorism and war, and other factors capable of affecting economic conditions. Such changes could have a material adverse effect on our business, financial condition, and results of operations.

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BECAUSE OUR PRINCIPAL SHAREHOLDERS CONTROLS OUR ACTIVITIES, THEY MAY CAUSE US TO ACT IN A MANNER THAT IS MOST BENEFICIAL TO THEM AND NOT TO OTHER SHAREHOLDERS WHICH COULD CAUSE US NOT TO TAKE ACTIONS THAT OUTSIDE INVESTORS MIGHT VIEW FAVORABLY Our principal shareholders, the Tiscareno family, have voting authority for approximately 77.16% by virtue of their ownership of 251,365,000 shares of Common Stock. As a result, they effectively control all matters requiring stockholder approval, including the election of directors, the approval of significant corporate transactions, such as mergers and related party transaction. This concentration of ownership could have the effect of delaying, deterring or preventing a change in control of our company that shareholders might be view unfavorably.

WE MAY DEPEND UPON OUTSIDE ADVISORS; WHO MAY NOT BE AVAILABLE ON REASONABLE TERMS AND AS NEEDED. To supplement the business experience of our officers and directors, we may be required to employ accountants, technical experts, appraisers, attorneys, or other consultants or advisors. Our Board, without any input from shareholders, will make the selection of any such advisors. Furthermore, it is anticipated that such persons may be engaged on an “as needed” basis without a continuing fiduciary or other obligation to us. In the event we consider it necessary to hire outside advisors, we may elect to hire persons who are affiliates, if they are able to provide the required services.

REPORTING REQUIREMENTS UNDER THE EXCHANGE ACT AND COMPLIANCE WITH THE SARBANES-OXLEY ACT OF 2002, INCLUDING ESTABLISHING AND MAINTAINING ACCEPTABLE INTERNAL CONTROLS OVER FINANCIAL REPORTING, ARE COSTLY AND MAY INCREASE SUBSTANTIALLY. The rules and regulations of the SEC require a public company to prepare and file periodic reports under the Exchange Act, which will require that the Company engage legal, accounting, auditing and other professional services. The engagement of such services is costly. Additionally, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires, among other things, that we design, implement and maintain adequate internal controls and procedures over financial reporting. The costs of complying with the Sarbanes-Oxley Act and the limited technically qualified personnel we have may make it difficult for us to design, implement and maintain adequate internal controls over financial reporting. In the event that we fail to maintain an effective system of internal controls or discover material weaknesses in our internal controls, we may not be able to produce reliable financial reports or report fraud, which may harm our overall financial condition and result in loss of investor confidence and a decline in our share price.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act of 2010 and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results.

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We are working with our legal, accounting, and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas. However, we anticipate that the expenses that will be required in order to adequately prepare for being a public company could be material. We estimate that the aggregate cost of increased legal services; accounting and audit functions; personnel, such as a chief financial officer familiar with the obligations of public company reporting; consultants to design and implement internal controls; and financial printing alone will be a few hundred thousand dollars per year and could be several hundred thousand dollars per year. In addition, if and when we retain independent directors and/or additional members of senior management, we may incur additional expenses related to director compensation and/or premiums for directors’ and officers’ liability insurance, the costs of which we cannot estimate at this time. We may also incur additional expenses associated with investor relations and similar functions, the cost of which we also cannot estimate at this time. However, these additional expenses individually, or in the aggregate, may also be material.

WE MAY EXPEND SIGNIFICANT FINANCIAL AND OTHER RESOURCES TO COMPLY WITH THE REQUIREMENTS OF BEING A PUBLIC REPORTING COMPANY

In addition, being a public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees, or as executive officers.

The increased costs associated with operating as a public company may decrease our net income or increase our net loss and may cause us to reduce costs in other areas of our business or increase the prices of our products or services to offset the effect of such increased costs. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, financial condition, and results of operations.

IF WE ARE UNABLE TO MAINTAIN EFFECTIBE INTERNAL CONTROLS OVER FINANCIAL REPORTING AND DISCLOSURE CONTROLS AND PROCEDURES, OR IF MATERIAL WEAKNESSES ARE DISCOVERED IN FUTURE PERIODS, THE ACCURACY AND TIMELINESS OF OUR FINANCIAL AND OPERATING REPORTING MAY BE ADVERSELY AFFECTED, AND CONFIDENCE IN OUR OPERATIONS AND DISCLOSURES MAY BE LOST.

In the past we have identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis.

If we are not able to maintain effective internal control over financial reporting and disclosure controls and procedures, or if additional material weaknesses are discovered in future periods, a risk that is significantly increased in light of the complexity of our business and investment funds, we may be unable to accurately and timely report our financial position, results of operations, cash flows or key operating metrics, which could result in late filings of our annual and quarterly reports under the Exchange Act, restatements of our consolidated financial statements or other corrective disclosures, an inability to access commercial lending markets, or other material adverse effects on our business, reputation, results of operations, financial condition or liquidity.

C. RISKS RELATED TO OUR SECURITIES

THE REGULATION OF PENNY STOCKS BY SEC AND FINRA MAY HAVE AN EFFECT ON THE TRADABILITY OF OUR SECURITIES.

Our securities are currently traded on the OTC Markets Group with a designation of “Pink – Limited Information.” Our shares are subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase “accredited investors” means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse’s income, exceeds $300,000).

For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers in this offering to sell their securities in any market that might develop therefore. In addition, the Securities and Exchange Commission has adopted a number of rules to regulate “penny stocks.” Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. Because our securities constitute “penny stocks” within the meaning of the rules, the rules would apply to us and to our securities. The rules may further affect the ability of owners of shares to sell our securities in any market that might develop for them.

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Shareholders should be aware that, according to Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

The shares of our common stock may be thinly-traded on the OTC “Pink – Limited Information” marketplace, meaning that the number of persons interested in purchasing our shares of common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares of common stock until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares of common stock is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on securities price.

OUR STOCK WILL IN ALL LIKELIHOOD BE THINLY TRADED AND AS A RESULT YOU MAY BE UNABLE TO SELL AT OR NEAR ASK PRICES OR AT ALL IF YOU NEED TO LIQUIDATE YOUR SHARES.

We cannot give you any assurance that a broader or more active public trading market for our shares of common stock will develop or be sustained, or that any trading levels will be sustained. Due to these conditions, we can give investors no assurance that they will be able to sell their shares of common stock at or near ask prices or at all if you need money or otherwise desire to liquidate your shares of common stock of our Company.

OTC MARKETS CURRENTLY DISPLAYS “PINK – LIMITED INFORMATION” STATUS

OTC Markets Group has confirmed that this company has limited disclosure or financial information publicly meets a minimum requirement for public quoting under Rule 15c2-11. The Pink - Limited Information tier may include companies that are delinquent in their filing obligations with the SEC, a foreign exchange or regulator, or under the Pink Disclosure Guidelines, as well as non-U.S. companies listed on a foreign exchange that does not require English disclosure and do not certify their compliance with SEC Rule 12g3-2(b).

OTC Markets Group has discontinued the public display of quotes for this security because it has been labeled Caveat Emptor (Buyer Beware). OTC Markets Group designates certain securities as “Caveat Emptor” and places a skull and crossbones icon next to the stock symbol when there may be reason for investors to exercise additional caution and perform thorough due diligence before making an investment decision in that security.

By filing this Form 10, the Company intends to become a fully-reporting entity with the Securities and Exchange Commission and ultimately upgrade to the OTCQB Venture Market. There is no assurance that the Company will be successful in up-listing on the OTC Markets which may impact our ability to raise capital.

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RULE 144 SALES IN THE FUTURE MAY HAVE A DEPRESSIVE EFFECT ON OUR STOCK PRICE.

All of the outstanding shares of common stock held by our present officer and director are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that an affiliate has held restricted securities for one year may, under certain conditions, sell every three months, in brokerage transactions, a number of Shares that does not exceed the greater of 1.0% of a company’s outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the sale. There is no limit on the amount of restricted securities that may be sold by a nonaffiliate after the owner has held the restricted securities for a period of one year. A sale under Rule 144 or under any other exemption from the Act, may have a depressive effect upon the price of the common stock in any market that may develop.

THE PRICE OF OUR COMMON STOCK COULD BE HIGHLY VOLATILE

Our shares are currently traded on the OTC Markets and may be subject to price volatility, low volumes of trades and large spreads in bid and ask prices quoted by market makers. Due to the low volume of shares traded on any trading day, persons buying or selling in relatively small quantities may easily influence prices of our common stock. This low volume of trades could also cause the price of our stock to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our common stock may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. If high spreads between the bid and ask prices of our common stock exist at the time of a purchase, the stock would have to appreciate substantially on a relative percentage basis for an investor to recoup their investment. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our common stock. No assurance can be given that an active market in our common stock will develop or be sustained. If an active market does not develop, holders of our common stock may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

LOSS OF CONTROL BY OUR PRESENT MANAGEMENT AND STOCKHOLDERS MAY OCCUR UPON ISSUANCE OF ADDITIONAL SHARES.

We may issue further shares as consideration for the cash or assets or services out of our authorized but unissued common stock that would, upon issuance, represent a majority of our voting power and equity. The result of such an issuance would be those new stockholders and management would control us, and persons unknown could replace our management at this time. Such an occurrence would result in a greatly reduced percentage of ownership of us by our current Shareholders.

IF THE REGISTRATION OF OUR COMMON STOCK IS REVOKED IN THE FUTURE, OUR BUSINESS OPPORTUNITIES MAY DIMINISH

In the event our securities registration was to be revoked, we would not have the same ability to raise money through the issuance of shares and could suffer harm in operating our primary business.

WE DO NOT ANTICIPATE PAYING CASH DIVIDENDS ON OUR COMMON STOCK

We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

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ITEM 2: FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Except for the audited historical information contained herein, this report specifies forward-looking statements of management of the Company within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934 (“forward-looking statements”) including, without limitation, forward-looking statements regarding the Company’s expectations, beliefs, intentions and future strategies. Forward-looking statements are statements that estimate the happening of future events and are not based on historical facts. Forward- looking statements may be identified by the use of forward-looking terminology, such as “could”, “may”, “will”, “expect”, “shall”, “estimate”, “anticipate”, “probable”, “possible”, “should”, “continue”, “intend” or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in this report have been compiled by management of the Company on the basis of assumptions made by management and considered by management to be reasonable. Future operating results of the Company, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements. The assumptions used for purposes of the forward-looking statements specified in this report represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In addition, those forward-looking statements have been compiled as of the date of this report and should be evaluated with consideration of any changes occurring after the date of this report. No assurance can be given that any of the assumptions relating to the forward-looking statements specified in this report are accurate and the Company assumes no obligation to update any such forward-looking statements.

The following information should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Form 10.

PLAN OF OPERATION

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2022, AND DECEMBER 31, 2021

Revenues: The company generated $0 in gross revenues from sales for the fiscal year ended December 31, 2022 and 2021, respectively.

Gross Profit: There were no costs of goods sold or gross profit for the fiscal years ended December 31, 2022 or 2021.

Operating Expenses: The company incurred approximately $1.2 million in operating expenses during the fiscal year ended December 31, 2022 as compared to approximately$10,000 in operating expenses during the year ended December 31, 2021.In 2021, the Company was not active. In 2022, the new Management and Directors of the Company worked towards getting processes and people in place to begin work on finding new opportunities and chose to focus the Company into the Solar and photovoltaic industry, which resulted in increased activity. As the Company has not yet opened its own bank account, the significant expenses incurred in 2022 were primarily those of stock-based compensation and certain consultants and other expenses that were paid through advances by a related entity.

Income (loss) from operations: The company had a loss of approximately $1.2 million and $10,000 in the years December 31, 2022 and 2021, respectively.

Other income (expense):The company had no other expense for the fiscal years ended December 31, 2022, or 2021.

Net income (loss): The company had a net loss of approximately $1.2 million for the fiscal year ended December 31, 2022 compared to a net loss of approximately$10,000 in the corresponding fiscal year ended December 31, 2021. The net income per share based on the basic and diluted weighted average number of common shares outstanding for the fiscal years ended December 31, 2022, and 2021 was $0.00.

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CASH FLOWS

As noted above, during the period of these financial statements, the Company has not yet opened a bank account and therefore there were no cash flows in the years ended December 31, 2022 and 2021, respectively.

HISTORICAL FINANCING ARRANGEMENT

SHORT TERM ADVANCES

In the course of its business, the Company has, to date, obtained undocumented, unsecured due on demand advances from a related party.  As of December 31, 2022, the Company had obtained approximately $145,000 of advances.

COMPANY’S PLAN OF OPERATION FOR THE FOLLOWING 12 MONTHS

In the next twelve months the Company is dependent upon the receipt of capital investment or other financing to fund our ongoing operations and to execute our business plan.

FINANCIAL PLANS

MATERIAL CASH REQUIREMENTS:

We must raise substantial amounts of capital to fulfill our business plan. We intend to use equity, debt and project financing to meet our capital needs for acquisitions and investments. Management has taken action and formulated plans to meet the Company’s operating needs through December 31, 2023 and beyond. The working capital cash requirements for the next 12 months are expected to be generated from operations, sale of company’s stock and additional financing. The Company plans to generate revenues from engaging in creating, selling, distributing solar and pholtovotaic products in the state of California.

AVAILABLE FUTURE FINANCING ARRANGEMENTS: The Company may use various sources of funds, including short-term loans, long-term debt, equity capital, and project financing as may be necessary. The Company believes it will be able to secure the required capital to implement its business plan.

CRITICAL ACCOUNTING POLICIES

All companies are required to include a discussion of critical accounting policies and estimates used in the preparation of their financial statements. On an on-going basis, we evaluate our critical accounting policies and estimates. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described in Note 2 to our Financial Statements beginning on page F-8. These policies were selected because they represent the more significant accounting policies and methods that are broadly applied in the preparation of our financial statements. However, it should be noted that we intend to acquire a new operating business. The critical accounting policies and estimates for such new operations will, in all likelihood, be significantly different from our current policies and estimates.

.

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ITEM 3: PROPERTIES

We currently rent office space at 2824 Copper Wind Lane, Unit 5, Las Vegas, Nevada 89183, on a month-to-month basis at the rate of $650 per month.

ITEM 4: SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of December 31, 2022 the number and percentage of the outstanding shares of Common Stock, which according to the information available to us, were beneficially owned by each director, officer or holder of more than 5% of the Company’s Common Stock. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable. For purposes of this disclosure, beneficial ownership of Company shares has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, which provides that a beneficial owner includes any person who directly or indirectly has or shares voting power and/or investment power with respect to such security, or who can obtain beneficial ownership of such security within sixty days, including through the exercise of any option, warrant or conversion of a security. Any securities not outstanding which are subject to such options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding Shareholder securities of the class owned by such person. Those securities are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

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COMPANY INSIDERS AND AFFILIATES

Name of Officer/Director or Control Person	Affiliation with Company	Residential Address	Number of Shares owned	Share Type or Class	Ownership Percentage of Class Outstanding
Chancellor Tiscareno	Chairman, President, CEO	2824 Copper Wind Lane, Unit 5, Las Vegas, NV 89183	167,190,000	Common	51.32
Chloe Tiscareno	Director, Treasurer	2824 Copper Wind Lane, Unit 5, Las Vegas, NV 89183	84,175,000	Common	25.84
Aidy Young	Director	2824 Copper Wind Lane, Unit 5, Las Vegas, NV 89183	27,865,000	Common	8.55
Fanpeng Meng	Director	2824 Copper Wind Lane, Unit 5, Las Vegas, NV 89183	1,530,000	Common	0.47
CIS, Inc.	Owner, Ross Cooper	433 N. Camden Dr. Beverly Hills CA 90210	30,000,000	Common	9.21

ITEM 5: DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets forth the names, ages, and positions for each of our directors and officers as December 31, 2022:

Name	Age	Position
Chancellor Tiscareno	26	Chairman, President and CEO
Chloe Tiscareno	29	Director, CFO
Aidy Young	72	Director
Fanpeng Meng	49	Director

Chancellor Tiscareno - CEO/President

Chancellor Tiscareno started his career by earning his California Real Estate license in 2017. Chancellor transitioned to home improvement and the construction industry in 2018.

He joined Legends Renewables, Inc. in 2019, overseeing the delivery of materials, managing the completion of installations, and supervising final inspections. In 2020 He transitioned into sales for the company, showing excellence in the sales field, helping grow the company. In 2021 he was made president of Legends Renewables.

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Chancellor is a former dirt sprint race car driver who grew up racing all over the west coast of the United States. He is an avid golfer and he also enjoys many other hobbies outside of work. Some of these include surfing, snowboarding, skateboarding, and riding dirt bikes in the deserts of California. Videography is a passion for him as well, having created many skateboarding and surfing films.

Chloe Tiscareno - CFO/Director

Chloe Tiscareno started her career in 2017 as a project coordinator whose duties included Solar Plans, city/county permitting, Net Meter Agreement and PTO from Utility companies. In 2020, she moved to Office Manager with Legends Renewables, in the capacity of pricing negotiations and ordering of materials and supplies for installation projects. Chloe also managed the growth of the company’s marketing and advertising presence in the solar and battery space. In 2021, she became the CFO of Legends Renewables, overseeing overall company accounting, licensing, insurance, bonding and corporate filings.

Chloe has a degree in marketing and public relations from the University of Arizona.

Aidy Young, Director

Aidy Young joined Legends Renewables in 2021, with a previous history of growing companies as follows:

He was the owner/operator of AJ Construction from 1998 to 2008 That Company specialized in general construction and had a General B contractor’s license. From 2008 to 2012 he owned Super Green Farm, a company working with the agriculture farming aspects of Asian Greens for home and commercial growers. He then moved to Global Frontier, a company focused on Organic agricultural products to improve the environment, founded in 2014 and continuing in business to the present day.

He graduated with a Degree in International Trading from Chung Shin University, Taiwan. Aidy enjoys Piloting/Flying, driving convertible cars, country music, travel and home gardening.

Fanpeng Meng, Director

FanPeng “Ayden” Meng joined Legends Renewables in 2021, with a previous history of growing companies as follows:

He is the owner and operator of KW Freshsale Co., a company founded in 2010, which focuses on Interstate Transportation as a trucking company. He also founded CA Delight Produce, Inc., in 2017, and it remains in business to the present day as a produce wholesaler. He also founded LASF Transport LLC, in 2019, and it remains operational as an Interstate Transportation trucking company. Lastly, he founded AEC Fresh US Co., in 2022, which continues to operate, focusing on produce importation.

He is a graduate of Shanxi University of Finance & economics, in 1994. Ayden enjoys travel and home life.

CONFLICTS OF INTEREST - GENERAL

Our directors and officers are, or may become, in their individual capacities, officers, directors, controlling shareholder and/or partners of other entities engaged in a variety of businesses. Thus, there exist potential conflicts of interest including, among other things, time, efforts and corporation opportunity, involved in participation with such other business entities. While our sole officer and director of our business is engaged in business activities outside of our business, he devotes to our business such time as he believes to be necessary.

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CONFLICTS OF INTEREST - CORPORATE OPPORTUNITIES

Presently no requirement contained in our Articles of Incorporation, Bylaws, or minutes which requires officers and directors of our business to disclose to us business opportunities which come to their attention. Our officers and directors do, however, have a fiduciary duty of loyalty to us to disclose to us any business opportunities which come to their attention, in their capacity as an officer and/or director or otherwise. Excluded from this duty would be opportunities, which the person learns about through his involvement as an officer and director of another company. We have no intention of merging with or acquiring an affiliate, associate person or business opportunity from any affiliate or any client of any such person.

COMMITTEES OF THE BOARD OF DIRECTORS

Currently, the Company does not have standing committees of the board of directors. As such, the entire board of directors serves as the committees until they are established.

ITEM 6: EXECUTIVE COMPENSATION

The following table summarizes the total compensation earned by our Chief Executive Officer and our Chief Financial Officer for the years ended December 31, 2022and 2021.

Name and Principal Position	Year	Salary	Bonus	Stock	All Other Compensation	Total
				Awards
Chancellor Tiscareno, CEO	2022	$—	$—	$—	$—	$—
	2021	$—	$—	$—	$—	$—
Chloe Tiscareno, CFO	2022	$—	$—	$180,000	$—	$180,000
	2021	$—	$—	$—	$—	$—

ITEM 7: CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our largest two shareholders own 77.16% of the company and therefore control any shareholder vote. This may allow for a selection of directors and management, which favors these shareholders and may place all other shareholders at a disadvantage.

As of December 31, 2022, and 2021, respectively, the Company has been advanced in total, on an undocumented and unsecured, due on demand basis, approximately $145,465 and $9,700, respectively, from an entity affiliated with an officer and director of the Company. These advances are non-interest bearing and no interest has been imputed in the financial statements as it is deemed to be immaterial.

ITEM 8: LEGAL PROCEEDINGS

None of our officers, directors or holders of five percent or more of our common stock is party to any pending legal proceedings and to the best of our knowledge, no such proceedings by or against us or our officers, or directors or holders of five percent or more of its common stock have been threatened or is pending against us.

ITEM 9: MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY

Market Price and Stockholder Matters

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The OTC Markets Group has opined that the company has limited disclosure or financial information publicly available, but meets a minimum requirement for public quoting under Rule 15c2-11. The Company’s common stock is traded on the OTC Markets Pink tier under the ticker symbol “MOCI”. There is only a limited, sporadic, and volatile market for our stock in this market. We have filed for inclusion on the Full Reporting system of OTC Markets. The following sets forth the high and low prices of the Company’s Common Stock in the US for the most recent month, two most recent quarters and each quarter during the preceding two fiscal years.

The prices for the Company’s common stock quoted by brokers are not necessarily a reliable indication of the value of the Company’s common stock.

Per Share Common Stock Prices for the Quarters

For the Fiscal Year Ended December 31, 2022

	High	Low
Quarter Ended December 31, 2022	0.0680	0.0223
Quarter Ended September 30, 2022	0.0850	0.0796
Quarter Ended June 30, 2022	0.0994	0.0531
Quarter Ended March 31, 2022	0.0766	0.0552

Per Share Common Stock Prices by Quarter

For the Fiscal Year Ended December 31, 2021

	High	Low

Quarter Ended December 31, 2021	0.0899	0.0899
Quarter Ended September 30, 2021	0.0280	0.1420
Quarter Ended June 30, 2021 **	0.0650	0.0560
Quarter Ended March 31, 2021 **	0.0870	0.0870

Per Share Common Stock Prices by Quarter

For the Fiscal Year Ended December 31, 2020

	High	Low
Quarter Ended December 31, 2020 **	0.5000	0.1000
Quarter Ended September 30, 2020 **	0.9000	0.3000
Quarter Ended June 30, 2020 **	10.000	0.0500
Quarter Ended March 31, 2020 **	0.3250	0.1500

Last Reported Price

Our common stock last quoted at a price of $0.0337 on February 2, 2023.

Record Holders

There were 160 holders of record as of December 31, 2022. In many instances, a registered shareholder is a broker or other entity holding shares in street name for one or more customers who beneficially own the shares.

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Dividend Policy

We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws, any future preferred stock instruments, and any future credit arrangements may then impose.

Penny Stock

Penny Stock Regulation Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. Excluded from the penny stock designation are securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange/system or sold to established customers or accredited investors.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction, and the monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As our securities have become subject to the penny stock rules, investors may find it more difficult to sell their securities.

ITEM 10: RECENT SALES OF UNREGISTERED SECURITIES

None

ITEM 11: DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

Description of Common Stock

Our Articles of Incorporation authorize the issuance of up to 450,000,000 shares of our Common Stock, $0.0001 par value per share (the "Common Stock"). Each share of the Common Stock is entitled to share equally with each other share of Common Stock in dividends from sources legally available therefore, when, and if, declared by our board of directors and, upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in the assets of the Company that are available for distribution to the holders of the Common Stock. Each holder of Common Stock is entitled to one vote per share for all purposes, except that in the election of directors, each holder shall have the right to vote such number of shares for as many persons as there are directors to be elected. The holders of Common Stock have no preemptive rights, redemption rights or rights of conversion with respect to the Common Stock. All shares of Common Stock have equal voting rights, and voting rights are not cumulative.

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Description of Preferred Stock

Our Articles of Incorporation authorize our Board of Directors issue one or more classes or series of Preferred Stock. Prior to the issuance off shares of each class or series, our Board of Directors is required by Nevada law and by our Articles of Incorporation to determine the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of each such class or series. As a result, our Board of Directors could authorize the issuance of shares of preferred stock that have priority over shares of our Common Stock with respect to dividends or other distributions or rights upon liquidation or with other terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our Company that might involve a premium price for holders of our Common Stock or that our Common Stockholders otherwise believe to be in their best interests. The Articles currently authorize the issuance of up to 1,000,000 shares of Series J preferred stock, par value $0.001, none of which are issued.  In April 2021, the Company cancelled its then existing Series A, B, and C preferred stock.

Transfer Agent

Securities Transfer Corporation

(469) 633-0101

2901 N. Dallas Parkway, Suite 380, Plano, Texas 75093

info@stctransfer.com

ITEM 12: INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada General Corporation Law requires us to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of us and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained. The Nevada General Corporation Law prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Nevada General Corporation Law may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law.

The Nevada General Corporation Law also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution. According to our bylaws, we are authorized to indemnify its directors to the fullest extent authorized under Nevada General Corporation Law subject to certain specified limitations.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions or otherwise, we are advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 13: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Our audited financial statements for the financial years ended December 31, 2021 and December 31, 2022 appear at the end of this registration statement on pages F-1 though F-11.

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ITEM 14: CHANGES IN AND DISAGREEMENTS WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements with the independent registered public accounting firm regarding accounting and financial disclosure.

ITEM 15: FINANCIAL STATEMENTS AND EXHIBITS

(a)	Audited financial statements for the fiscal year periods from January 1, 2021 through December 31, 2022.
(b)	Exhibits

Copies of the following documents are included as exhibits to this registration statement.

Exhibit No.	Description
3.1	Articles of Incorporation: Filed February 9, 2005	1
3.2	Bylaws, as adopted April 30, 2005	1
3.3	Certificate of Amendment Name Change from Modern Cinema Group, Inc. to Energy Holdings, Inc., filed November 12, 2021	1

1	Filed herewith

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SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused the Registration Statement on this Form 10 to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 20, 2023	By:	/s/ Chloe Tiscareno
Chloe Tiscareno, Principal Financial Officer and CFO

Date: March 20, 2023	By:	/s/ Chancellor Tiscareno
Chancellor Tiscareno, President, Director, and CEO (principal executive officer)

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ENERGY HOLDINGS, INC.

(Formerly Modern Cinema Group, Inc.)

FINANCIAL STATEMENTS

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Energy Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Energy Holdings, Inc. (formerly Modern Cinema Group, Inc.) (the Company) as of December 31, 2022 and 2021, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully explained in Note 3, which includes management’s plans in regards to this uncertainty, the Company has incurred losses since inception and a loss of approximately $1.2 million in the year ended December 31, 2022, an accumulated deficit of approximately $1.5 million and stockholders’ deficit of approximately $0.2 million as of the year ended December 31, 2022, and therefore there is substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Critical Audit Matter Description – Going Concern

As discussed in both Note 1 to the consolidated financial statements and above, the Company has incurred significant losses since inception, and has an accumulated deficit of approximately $1.5 million and a stockholders’ deficit of approximately $0.2 million as of December 31, 2022.

F-1

Critical Audit Matter Determination

The following items were considered in determining that a going concern was a critical audit matter.

— Losses since inception, including significant losses in current period and no revenue producing operations

— We also took into consideration the Company’s need to raise additional debt and equity financing over the next twelve months

Critical Audit Matter Audit Procedures

We noted the fact that the Company currently has no revenue producing operations

We noted the limited working capital resources

We reviewed the activity subsequent to year end

Critical Audit Matter Relevant Financial Statement Disclosures

We reviewed the completeness of the Company’s Going Concern footnote and the details of the Company’s plans to continue operations for the next twelve months and management’s disclosure as noted above that there is substantial doubt about the Company’s ability to continue as a going concern.

Critical Audit Matter Description – Stock Issuances

We reviewed the stock issuances in 2021 and 2022 as discussed in Note 7. We noted the differentiation of those issuances into two separate classes, those issuances that resulted from the Company emerging from dormant state upon action by the District Court of the State of Nevada in 2021 and then once active again, those issued in 2022 and the different accounting applied to the different classes of stock issuance.

Critical Audit Matter Determination

The following matters made the determination of the stock issuances as critical audit matters

— Timing of the issuances

— Purpose of the issuances

Critical Audit Matter Audit Procedures

We reviewed the court documentation of the proceeds from the 2020 initial shareholder complaint filing through to the appointment of custodian to the final dismissal upon the Company reinstatement filings with the Secretary of State of Nevada in 2021. We also note at the time, the state of development and function of the Company, and review of expenses incurred as part of the review of business operations. We reviewed the documentation on the capital stock issuances in 2021 and 2022 and the determination of the type of transaction and the value assigned to each transaction type. From this review, we identified the features of the capital stock issuance types that impact the accounting for those issuances. We reviewed the assumptions and methods regarding the valuation model applied for each transaction type. We performed independent calculations on a test basis of the specific grants in each year.

Critical Audit Matter Relevant Financial Statement Disclosures

We reviewed the completeness of the Company’s disclosures in its equity footnote and the details included and the determination of value for each type of transaction and made sure that each transaction type was properly accounted for and properly disclosed.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois, United States of America March 14, 2023

We have served as the Company's auditor since 2021 PCAOB Auditor ID: 318

F-2

ENERGY HOLDINGS, INC.
(Formerly Modern Cinema Group, Inc.)
BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash	$-	$-
Total assets	$-	$-

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accrued expenses	7,500	-
Advances - related party	145,465	9,700
Total current liabilities	152,965	9,700

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' DEFICIT
Series J preferred stock, $0.0001 par value; 1,000,000 shares authorized; 0 shares outstanding
as of December 31, 2022 and 1,000,000 outstanding on December 31, 2021, respectively.	-	100
Common stock, $0.0001 par value; 450,000,000 shares authorized; 325,779,461 and 314,448,461 shares issuable and outstanding as of December 31, 2022 and
December 31, 2021, respectively.	32,578	31,445
Additional paid-in capital	1,313,256	292,409
Accumulated deficit	(1,498,799)	(333,654)
Total Stockholders' Deficit	(152,965)	(9,700)
Total Liabilities and Stockholders' Deficit	$-	$-

See accompanying notes to these unaudited financial statements

F-3

ENERGY HOLDINGS, INC.
(Formerly Modern Cinema Group, Inc.)
STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2022	2021
OPERATING EXPENSES
General and administrative	101,800	4,700
Stock based compensation	1,021,880	-
Professional fees	41,465	5,000
Total expenses	1,165,145	9,700

NET LOSS FROM OPERATIONS	(1,165,145)	(9,700)

NET LOSS	(1,165,145)	(9,700)

Basic and diluted loss per share, from continuing operations	$(0.00)	$(0.00)

Weighted average shares outstanding - basic and diluted	317,336,394	64,262,260

See accompanying notes to these unaudited financial statements

F-4

ENERGY HOLDINGS, INC.
(Formerly Modern Cinema Group, Inc.)
STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

	Series J				Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance – December 31, 2020	-	-	34,748,461	$3,475	$292,409	$(295,884)	$-
Issuance of preferred shares	1,000,000	100	-	$-	$-	$(100)	$-
Issuance of common shares	-	-	279,700,000	$27,970	$-	$(27,970)	$-
Net loss	-	-	-	$-	$-	$(9,700)	$(9,700)
Balance – December 31, 2021	1,000,000	100	314,448,461	$31,445	$292,409	$(333,654)	$(9,700)
Issuance of common shares for settlement	(1,000,000)	(100)	2,500,000	$250	$141,750	$-	$141,900
Issuance of common shares			8,831,000	$883	$879,097	$-	$879,980
Net loss	-	-	-	-	$-	$(1,165,145)	(1,165,145)
Balance – December 31, 2022	-	-	325,779,461	$32,578	$1,313,256	$(1,498,799)	$(152,965)

See accompanying notes to these unaudited financial statements

F-5

ENERGY HOLDINGS, INC.
(Formerly Modern Cinema Group, Inc.)
STATEMENT OF CASH FLOWS

	For the Years Ended
	December 31,
	2022	2021
Operating activities:
Net loss	$(1,165,145)	$(9,700)
Adjustments to reconcile net loss to net
cash provided by (used in) operating activities:
Stock based compensation	1,021,880	-
Changes in operating assets and liabilities:
Accrued expenses	7,500	-
Expeses paid directly by related party	135,765	9,700
Net cash provided by (used in) operating activities	-	-

Investing activities:
Net cash provided by (used in) investing activities	-	-

Financing activities:
Net cash provided by financing activities	-	-

Net increase (decrease) in cash	-	-

Cash, beginning of period	-	-

Cash, end of period	$-	$-

Supplemental disclosure of cash flows information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

See accompanying notes to these unaudited financial statements

F-6

ENERGY HOLDINGS, INC.

(Formerly Modern Cinema Group, Inc.)

NOTES TO FINANCIAL STATEMENTS

Note 1 - Nature of Operations and Basis of Presentation

Energy Holdings, Inc. (the “Company”) (formerly Modern Cinema Group, Inc. from June 26, 2016, through February 7, 2022, and prior to that from inception through June 26, 2016, was Hemis Corporation) was incorporated in the State of Nevada on February 9, 2005.

The Company is a Nevada corporation organized for the purpose of engaging in any lawful business. The Company intends to provide photovoltaic solar, energy storage solutions, and electric vehicle charging stations for residential and commercial customers and any other related business activities as of the date of these financial statements. It currently trades on the Pink Sheet under the symbol “MOCI”. The Company's fiscal year end is December 31st.

In April 2020, a small shareholder of the Company began sending notices to the Company demanding that the Company comply with certain requirements for an active trade or business under Nevada state law. Those correspondences were not responded to at that time. That shareholder then brought an action in Nevada state court in November 2020 to have the courts appoint a custodian for the corporation as the corporation was alleged to have become a dormant corp. In December 2020, the court agreed with the complaint and per order granted the motion for the appointment of a custodian for the small shareholder of the Company to begin the process of restarting its operations.

On April 12, 2021, the Company was reinstated and brought back to good standing with the State of Nevada, as required by the Court Order by its then sole officer and director.

The sole officer and director at that time was granted 1 million shares of Series J preferred stock. In August 2021, the then sole officer and director entered into an agreement with certain group such that those shareholders agreed to either acquire an active business or merge the Company with an existing business under their control. As consideration for the agreement, the group was appointed as directors and officers of the Company and also granted approximately 279.7 million common shares of the Company. Prior to this, there were approximately 34 million shares outstanding. The Company has treated this transaction as a recapitalization of the Company. At December 31, 2022, the Company had not yet begun operations or merged with an active trade or business.

Note 2 - Summary of Significant Accounting Policies

Use of Estimates

The accompanying audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-7

Revenue Recognition

Revenue is recognized when performance obligations are satisfied through the transfer of control of promised goods or services to the Company’s customers. Control transfers once a customer has the ability to direct the use of, and obtain substantially all of the benefits from, the product. This includes the transfer of legal title, physical possession, the risks and rewards of ownership, and customer acceptance.

During the years ended December 31, 2022, and 2021, the company had no revenue.

Income Taxes

The Company follows FASB ASC Subtopic 740, Income Taxes, for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled.

Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Stock-based Compensation

The Company follows FASB ASC Subtopic 718, Stock Compensation, for accounting for stock-based compensation. The guidance requires that new, modified and unvested share-based payment transactions with employees, such as grants of stock options and restricted stock, be recognized in the consolidated financial statements based on their fair value at the grant date and recognized as compensation expense over their vesting periods. The Company also follows the guidance for equity instruments issued to consultants.

Basic Loss Per Share

FASB ASC Subtopic 260, Earnings Per Share, provides for the calculation of “Basic" and "Diluted" earnings per share. Basic earnings per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding for the period. All potentially dilutive securities have been excluded from the computations since they would be antidilutive. However, these dilutive securities could potentially dilute earnings per share in the future. As of December 31, 2022, there were no potentially dilutive securities outstanding. As of December 31, 2021, the Series J preferred stock was outstanding, which as a class was convertible into 10% of the then outstanding common shares which was 31,444,846 shares of common stock (see Note 7).

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments with maturities of three months or less when purchased. Cash and cash equivalents are on deposit with financial institutions without any restrictions. As of December 31, 2022, and December 31, 2021, cash and cash equivalents amounted to $0 and $0, respectively.

F-8

Concentrations - Financing

To date, the Company has relied on related parties to finance its operations as it has not yet acquired or developed an operating business to fund itself.

Note 3 – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying financial statements, as of December 31, 2022, the Company had no assets, liabilities of approximately $152,965 and no current firm commitments to additional debt or equity financing. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern. Management is currently working towards finding a suitable acquisition candidate and raising suitable funding for any business or operations acquired in future periods (see Note 8).

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 4 – Related Party Advances

As of December 31, 2022, and 2021, respectively, the Company has been advanced in total, on an undocumented and unsecured, due on demand basis, approximately $145,465 and $9,700, respectively, from an entity affiliated with an officer and director of the Company. These advances are non-interest bearing and no interest has been imputed in the financial statements as it is deemed to be immaterial.

Note 5 – Income Taxes

The Company has adopted ASC 740-10, “Income Taxes”, which requires the use of the liability method in the computation of income tax expense and the current and deferred income taxes payable (deferred tax liability) or benefit (deferred tax asset). Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The income tax expense (benefit) consisted of the following for the fiscal year ended December 31, 2022, and 2021:

	December 31, 2022	December 31, 2021
Total current	$—	$—
Total deferred	—	—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

F-9

The following is a reconciliation of the expected statutory federal income tax benefit to the actual income tax benefit for the fiscal year ended December 31, 2022, and 2021 (in thousands):

	December 31, 2022	December 31, 2021
Federal statutory rate	$245,000	$2,000
Permanent timing differences	(215,000)
Effect of change in US Tax rates for deferral items	—
Other	—
Change in valuation allowance	(30,000)	(2,000)

For the year ended December 31, 2022, and 2021, the expected tax benefit is calculated at the 2022 statutory rate of 21%. Significant components of the Company’s deferred tax assets and liabilities were as follows for the fiscal year ended December 31, 2022, and 2021:

	December 31, 2021	December 31, 2021
Deferred tax assets:
Net operating loss carryforwards	$30,000	$2,000
Total deferred tax assets	30,000	2,000

Net deferred tax assets:
Less valuation allowance	(30,000)	(2,000)
Net deferred tax assets (liabilities)	$—	$—

The Company has incurred losses since inception, therefore, the Company has no federal tax liability. Additionally, there are limitations imposed under IRC Section 382 by certain transactions which are deemed to be ownership changes which occurred in the Company in August 2021. The net deferred tax asset generated by the loss carryforward has been fully reserved for all periods in these financial statements. The cumulative net operating loss carryforward was approximately $145,000 at December 31, 2022, $145,000 at December 31, 2022 that is available for carryforward for federal income tax purposes. The Company has determined that management prior to the 2021 recapitalization had not prepared or filed any year US Federal or any state income tax returns for the Company. Therefore, the Company has not provided for an estimated net operating loss carryforward for any period prior to the 2021 tax year.

The Company does not have any uncertain tax positions at December 31, 2022 and 2021 that would affect its effective tax rate. The Company does not anticipate a significant change in the amount of unrecognized tax benefits over the next twelve months. Because the Company is in a loss carryforward position, the Company is generally subject to US federal and state income tax examinations by tax authorities for all years for which a loss carryforward is available. If and when applicable, the Company will recognize interest and penalties as part of income tax expense.

F-10

During the fiscal year ended December 31, 2022, and 2021, the Company recognized no amounts related to tax interest or penalties related to uncertain tax positions. The Company is subject to taxation in the United States and various state jurisdictions. The Company currently has no years under examination by any jurisdiction.

Note 6 – Commitments and Contingencies

In the normal course of business, the Company may be subject to proceedings, lawsuits and other claims and assessments. The Company has assessed its exposure for contingent liabilities and believes that any potential liability is not expected to have a material, if any, effect on its financial position, results of operations or cash flows.

Note 7 – Stockholders’ Deficit

As of December 31, 2022, and 2021, there were 325,779,461 and 314,448,461 shares of common stock outstanding. The Company has authorized 450,000,000 shares of $0.0001 par value common stock.

Common Stock

The following transactions occurred in the year ended December 31, 2022:

On April 15, 2022, the Company issued 50,000 shares of common stock valued at approximately $4,000 to a consultant.

In June 2022, the Company, the holder of the Series J preferred stock and certain related persons and entities entered into a global settlement. That settlement agreement called for certain related persons and entities, along with the Series J preferred stockholder agreed to cancel the 1 million Series J preferred stock. The holder was then provided with 2,500,000 shares of common stock of the Company, which the Company recorded as compensation for approximately $142,000. Because the Company was not party to the agreement other than the change to the Series J conversion, no amount was recorded for this change.

In September 2022, the Company issued 8,781,000 shares of common stock as compensation valued at approximately $876,000.

The following transactions occurred in the year ended December 31, 2021:

On April 12, 2021, the Company was reinstated and brought back to good standing with the State of Nevada, as required by the Court Order by its then sole officer and director. The sole officer and director at that time was granted 1 million shares of Series J preferred stock. In August 2021, the then sole officer and director entered into an agreement with certain group such that those shareholders agreed to either acquire an active business or merge the Company with an existing business under their control. As consideration for the agreement, the group was appointed as directors and officers of the Company and also granted approximately 279.7 million common shares of the Company.

F-11

Preferred Stock

In April 2021, the Company filed amendments with the Secretary of State of Nevada to cancel the then available to be issued Series A, Series B and Series C preferred stock of the Company. No shares of any of these classes were outstanding during the period of these financial statements. As of December 31, 2022, and 2021, there were 1 million shares of Series J preferred authorized and none and 1 million shares outstanding, respectively.

Series J Preferred stock

Prior to 2021, the former shareholders of the Company had authorized the designation of Series J Preferred stock. The Company never filed with the Secretary of State of Nevada a certificate of designation for that series of preferred stock. However, under Nevada state law, so long as the board formally adopts, a company is not required under state statutes to notify the Secretary of State and file a certificate of designation. Current management is only aware of certain provisions of Series J preferred, predominantly that it has a conversion feature such that its converts as a class into that number of shares equal to 10% of the then outstanding shares of common stock of the Company. As of December 31, 2022, and 2021, there were no outstanding series J preferred and 1 million shares of series J preferred outstanding, respectively.

Note 8 – Subsequent Events

The Company plans on acquiring an established company that provides solar photovoltaic and energy storage batteries, sales, equipment and installation provider for residential and commercial clients.

F-12